EXHIBIT 99.01

KANA Receives Additional Delisting Notice from NASDAQ

MENLO PARK, Calif.- August 22, 2005 - Kana Software, Inc. (NASDAQ: KANAE), a leading provider of Service Resolution Management (SRM) solutions, announced today that it received an additional NASDAQ Staff Determination letter on August 18, 2005. The NASDAQ Staff Determination letter stated that KANA is not in compliance with the NASDAQ filing requirements under NASDAQ’s Marketplace Rule 4310(c)(14) for failure to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 on or before the date prescribed by the Securities and Exchange Commission, which is an additional basis for delisting. The NASDAQ Listing Qualifications Panel considered KANA’s failure to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 when rendering the determination regarding KANA’s continued listing on The NASDAQ National Market.

As previously reported in KANA’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 25, 2005, the NASDAQ Listing Qualifications Panel granted KANA’s request for the continued listing of KANA’s common stock on The NASDAQ National Market provided that KANA files its Annual Report on Form 10-K for the year ended December 31, 2004 on or before August 26, 2005 and its Quarterly Report on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 on or before September 21, 2005.

About KANA

KANA is a leading provider of Service Resolution Management (SRM) solutions that improve customer satisfaction, reduce service costs, and increase revenues. KANA’s award-winning suite of customer service solutions for assisted, self, and proactive service enables companies to resolve customer requests quickly and accurately across multiple channels. Built on the industry’s most advanced web architecture, KANA’s solutions are in use at approximately half of the world’s largest 100 companies. For more information visit www.kana.com.

Cautionary Note Regarding Forward-looking Statements Under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding KANA’s expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. These statements include statements about KANA’s listing status on NASDAQ and expected compliance with filing deadlines. All forward-looking statements included in this release are based upon information available to KANA as of the date of this release, which may likely change, and KANA assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to, further delays in the audit process and/or the uncertainty of success of any NASDAQ administrative hearing. Other factors that may affect our business are discussed in KANA’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

###

NOTE: KANA is a registered trademark of KANA Software, Inc. All other company and product names may be trademarks of their respective owners.

Contact:

KANA Software

Jessica Hohn, 603-665-1306

jhohn@kana.com

Investors:

Market Street Partners

Carolyn Bass or Susan Coss, 415-445-3240

kana@marketstreetpartners.com

Media:

PAN Communications

Elise Sherman, 978/474-1900

kana@pancomm.com